For Immediate Release

Contacts:	Andy McGowan, Public Relations
404-828-4663

Joe Wilkins, Investor Relations
404-828-8209

UPS IS “NETWORKED FOR GROWTH”
Company Announces Long-Term Financial Targets

NEW YORK, Nov. 13, 2014 - UPS® (NYSE:UPS) today announced its long-term growth strategies and financial outlook during the company’s previously announced investor conference in New York. The company reviewed its latest operational and consumer technologies along with details on growth strategies in a conference and publicly available webcast.

Senior executives discussed topics central to the “Networked for Growth” conference theme. The company’s long-term plans for expanding revenue and profitability include:

•	Heightened focus on industry verticals and international growth markets

•	Efficient capital investment in technologies, capabilities and footprint

•	Customer solutions that leverage the global UPS network

•	Improving business to consumer (B2C) profitability, and

•	Delivering long-term UPS shareowner value

The company’s long-term financial goals for 2015 to 2019 are:

•	Revenue growth of 5% to 7% average annual rate

•	Earnings per share up 9% to 13% per year

•	Return on invested capital (ROIC) between 25% and 30%

•	Share repurchases of more than $15 billion and total shareowner distributions totaling $30 billion

“UPS is a strong company that has proven its ability to adapt,” said UPS Chief Executive Officer David Abney. “The needs of our customers continue to change, and we’re changing with them by offering new and innovative solutions.”

“UPS provides superior customer benefit by connecting a broad portfolio of solutions to the UPS global network. When coupled with efficient investment in technology, UPS generates substantial value for customers and shareowners,” Abney said.

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At the conference, Chief Financial Officer Kurt Kuehn provided the company’s 2015 outlook and long-term financial objectives. He also commented on plans for continued UPS revenue and margin expansion.

Highlights of 2015 guidance are:

•	Revenue growth 5% to 6% higher than 2014

•	Earnings per share up 10% to 15%* to between $5.45 to $5.70

•	Share repurchases of $2.7 billion

Kuehn outlined plans for capital investments of 4.5% to 5% of revenue annually for 2015 to 2019. The company plans to invest approximately $2 billion over the next five years to expand its international infrastructure in Europe, Asia and the Americas.

Company executives also discussed plans to improve B2C profitability through optimized planning and data analysis. By collaborating with shippers to optimize the timing of deliveries, UPS will realize greater efficiencies.

Further, UPS expects its On-Road Integrated Optimization and Navigation (ORION) system to reduce an average of seven to eight miles traveled from daily driver routes. Upon full implementation in 2017, ORION is expected to generate $300 million to $400 million in cost savings.

“The company is adapting well to the rapidly changing market conditions,” said Kuehn. “We are developing the right solutions today, to ensure customers choose UPS for their supply chain needs tomorrow.”

“Our innovation, history of service excellence and financial discipline has positioned the company at the forefront of global economic expansion,” continued Kuehn. “Our business model and global network are unique, highly efficient, difficult to copy and, above all, extremely profitable.”

At the conference, the company confirmed its outlook for 2014 for full-year adjusted diluted earnings per share in a range of $4.90 to $5.00. In addition, UPS disclosed plans to make in Q4 2014 a $1 billion accelerated pension contribution to its company-sponsored pension plans.

Abney and Kuehn were joined at the conference by Jim Barber, president, UPS International; Dave Barnes, chief information & global business services officer; Alan Gershenhorn, chief commercial officer; Myron Gray, president, U.S. operations and Kate Gutmann, senior vice-president, worldwide sales and solutions.

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Presentation materials from the conference and the webcast replay are available on the UPS’s Investor Relations website.

About UPS
UPS (NYSE: UPS) is a global leader in logistics, offering a broad range of solutions including the transportation of packages and freight; the facilitation of international trade, and the deployment of advanced technology to more efficiently manage the world of business. Headquartered in Atlanta, UPS serves more than 220 countries and territories worldwide. The company can be found on the Web at ups.com® and its corporate blog can be found at Longitudes.ups.com. To get UPS news direct, visit pressroom.ups.com/RSS.

Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements, including statements regarding the intent, belief or current expectations of UPS and its management regarding the company's strategic directions, prospects and future results, involve certain risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which we operate, our competitive environment, increased security requirements, strikes, work stoppages and slowdowns, changes in energy prices, governmental regulations and other risks discussed in the company's Form 10-K and other filings with the Securities and Exchange Commission, which discussions are incorporated herein by reference.

* Compared to 2014 adjusted results.  We supplement the reporting of our financial information determined under generally accepted accounting principles ("GAAP") with certain non-GAAP financial measures, including, as applicable, "as adjusted" operating profit, net income and earnings per share.  In 2014, we recorded a $1.066 billion pre-tax charge ($665 million after-tax) related to the transfer of postretirement benefit obligations to multiemployer healthcare plans for certain employees under the Teamsters National Master Agreement.  We believe these adjusted measures provide additional information that better enables shareowners to focus on period-over-period operating performance.

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